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                                                                  EXHIBIT 10(mm)

MEMO TO: Officers - Humana Inc.

COPY TO:

FROM:

DATE:

SUBJECT:  EXTENDED HEALTH BENEFIT


This is to advise you that the Compensation Committee of the Board of Directors has decided to make available an extended post-termination health insurance benefit to persons who are officers of Humana Inc.

Such benefit will apply to persons who are officers at the time of termination whether such termination is voluntary or involuntary or by reason of disability or retirement; provided, that the benefit will not be available if termination shall be for cause.

Participants will be entitled to continuation of health coverage, under an insured program available to Humana employees, until age sixty-five (65) by paying an amount for such coverage calculated in the manner provided under the Consolidated Omnibus Budget Reconciliation Act (COBRA). This amount is equal to the total premium for such coverage, plus a small administrative fee. Each participant's spouse also shall be entitled, as participant's dependent, to continuation of health insurance coverage until the spouse reaches age sixty-five (65) under the same plans as the participant and subject to the same terms and cost of coverage under those plans as the participant. However, once the participant or spouse reaches age sixty-five (65) and is entitled to coverage under Medicare (or its successor), the Medicare-eligible individual shall not be entitled to dependent coverage under the other's coverage. If the participant discontinues coverage for any reason, coverage will not be reinstated.